Exhibit 4.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (II) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS ARE AVAILABLE.

JUMA TECHNOLOGY CORP.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

No. JTC________	[$___________]

February __, 2007

JUMA TECHNOLOGY CORP., a Delaware corporation (the “Company”), for value received hereby promises to pay to the order of [___________________________], or its registered assigns (the “Holder”), the sum of [______________________ dollars ($_________)] or such lesser amount as shall then be outstanding hereunder. Unless converted into Common Stock of the Company, as hereinafter provided, the principal amount hereof shall be due and payable on August [__], 2008 (the “Maturity Date”).

1.	Conversion.

(a) Optional Conversion. The Holder of this subordinated convertible promissory note (the “Note”) has the right, but not the obligation, to convert all or any portion of the principal amount of this Note, at any time prior to the Maturity Date, into fully paid and nonassessable shares of common stock, par value $0.001 per share of the Company (the “Common Stock”) at a conversion price of $1.00 per share (the “Conversion Price”). The Holder may exercise such right by delivery to the Company of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur. The date upon which such conversion shall occur is (the “Conversion Date”).

(b) Mandatory Conversion. The Note may be redeemed in whole but not in part by the Company at any time beginning on the date that the Common Stock trades at $3.00 per share or better for thirty (30) consecutive trading days on the OTC Bulletin Board or higher exchange.

2.	Subordination. The Notes are subordinate to all future asset based debt of the Company up to an amount of $5,000,000.

3.	Event of Default.

(a) In case the Company fails to pay back any outstanding amount of this Note for any reason whatsoever, the Holder may, by written notice to the Company, declare the full principal

(b) amount of this Note (and, at such Holder's option, all other Notes then held by such Holder), together with interest and other amounts owing in respect thereof, to the date of acceleration, to be, whereupon the same shall become, immediately due and payable in cash. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. An Event of Default shall occur upon:

(c) Any default in the payment of the principal of, or liquidated damages in respect of, this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on the applicable interest payment date, the Conversion Date, the Maturity Date, by acceleration or otherwise).

(d) Failure to deliver the Common Stock no later than five (5) business days of the related Conversion Date.

(e) The Company or any of its subsidiaries commencing a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commencing any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary thereof; or there is commenced against the Company or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty (60) days; or the Company or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Company or any subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing.

(f) The Company’s default in any of its obligations or if an event shall occur, or shall fail to occur, which gives (or would give after the passage of time or giving of notice or both) the payee of any such obligation the right to accelerate the payment thereof under any mortgage, credit agreement or other facility, indenture agreement, promissory note or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness of the Company in an amount exceeding one hundred thousand dollars ($100,000), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

4.	Representations and Warranties of the Holder.

(a) The Holder is acquiring this Note for the Holder’s own account, as principal, for investment purposes only, and not with any intention to resell, distribute or otherwise dispose of or fractionalize this Note, in whole or in part.

(b) The Holder has sufficient knowledge and experience in evaluating and investing in securities of companies similar in nature and stage of development as the Company and acknowledges that it is able to fend for itself, bear the economic risk of its investment in the Company for an indefinite period of time, has no need for liquidity in such investment, and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company. The Holder has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management. The Holder understands that an investment in and/or loan to the Company is speculative and that the Holder may ultimately lose the entire amount of its investment in and/or loan to the Company.

(c) The Holder is not relying on the Company and/or the Company’s legal and financial advisers with respect to any legal, investment or tax considerations involved in the purchase, ownership and disposition of this Note. The Holder has relied solely upon the advice of, or has consulted with, in regard to the legal, investment and tax considerations involved in the purchase, ownership and disposition of this Note, the Holder's own legal counsel, business and/or investment adviser, accountant and tax adviser.

(d) The Holder understands that this Note and the shares issuable upon conversion (the “Conversion Shares”) cannot be sold or transferred, except in compliance with Rule 144 of the United States Securities and Exchange Commission. In addition, the Holder understands that this Note and the Conversion Shares has not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or under any applicable state securities or blue sky laws or the laws of any other jurisdiction, and cannot be resold unless registered or unless an exemption from registration is available. The Holder understands that there is no plan to register this Note under any law.

(e) The Holder is aware that there is currently no market for this Note. The Holder recognizes that an investment in the Company involves substantial risks, including loss of the entire amount of such investment, and the Holder has taken full cognizance of and understands all of the risks related to the purchase of this Note and is willing and able to and can afford to bear the economic risks of an investment in the Company for an indefinite period of time.

(f) The Holder has adequate means of providing for the Holder's current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Company for an indefinite period of time, has no need for liquidity in such investment, and, at the present time, could afford a complete loss of such investment.

(g) The Holder is an “accredited investor” as that term is defined in Rule 506 of Regulation D under the 1933 Act inasmuch as the Holder meets the requirements under Rule 506. All information that Holder has provided concerning the Holder, the Holder's financial position and knowledge of financial and business matters is true, correct and complete.

(h) The Holder maintains its domicile at the residence address shown on first page and the Holder is a United States resident.

5.	Covenants of the Company.

(a) The Company covenants that it will at all times reserve and keep available such number of authorized and unissued shares of the Common Stock solely for the purpose of issuance upon conversion of the Notes, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders.

(b) The obligations of the Company under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

6.	Miscellaneous.

(a) Limited Rights of Holders. This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(b) Loss, theft, destruction, or mutilation of the Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section shall be dated as of the date of this Note.

(c) Amendments and Waivers. No provision of this Note may be amended without the express written consent of both the Company and the Holder. No delay by the Company in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Holder and then only to the extent set forth therein.

(d) Governing Law; Jurisdiction. This Note is made and delivered in, and shall be governed by and construed in accordance with the laws of, the State of New York (without giving effect to principles of conflicts of laws of the State of New York or any other state), and any dispute shall be resolved in the state or federal courts located in New York County, New York.

(e) Counterparts. This Agreement may be executed in one or more counterparts, including facsimile signatures, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be executed by a duly authorized officer as of the date first above written.

JUMA TECHNOLOGY CORP.

By:
Name: Title:

ACKNOWLEDGED & AGREED:

By:
Name: Title:

Signature Page to the Subordinated Convertible Promissory Note